Exhibit 10.4

FORM OF

STORE LICENSE AGREEMENT

This STORE LICENSE AGREEMENT (“Agreement”), is entered into as of             , 2012 (the “Effective Date”), by and between SEARS ROEBUCK AND CO., a New York corporation (“Sears”), and SEARS OUTLET STORES, L.L.C., a Delaware limited liability company (“Outlet Stores”).

RECITALS

A. Sears Brands, L.L.C., an Illinois limited liability company (“Sears Brands”), owns the SEARS trademark (the “SEARS Service Mark”), the store names set forth on Exhibit A (the “Store Names”), the service marks set forth on Exhibit B (the “Additional Sears Marks”) and the domain names set forth on Exhibit C (the “Domain Names”);

B. Sears Brands has granted Sears Brands Business Unit Corporation, an Illinois corporation (“SBBUC”), an exclusive license to use (and to further sublicense the use of) the Marks (as defined in Section 4.1 below) within in the territory defined in Exhibit D hereto (the “Territory”);

C. SBBUC has granted Sears a non-exclusive license to use (and to further sublicense the use of) the Marks (as defined in Section 4.1 below) throughout the world, excluding Canada;

D. Sears and Outlet Stores are parties to the Merchandising Agreement dated as of the Effective Date among (1) Sears, Kmart Corporation, Sears Holdings Corporation (“SHC”) and (2) Sears Hometown and Outlet Stores, Inc. (“SHO”), Sears Authorized Hometown Stores, LLC and Outlet Stores (the “Merchandising Agreement”); and

E. Outlet Stores desires to obtain a license to operate stores offering certain consumer products in the Territory under the Store Names and to use the Store Names in connection with the operation of such stores, and Sears desires to grant to Outlet Stores such license, subject to the terms of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants in this Agreement, Sears and Outlet Stores agree as follows:

ARTICLE I

LICENSE AND SCOPE

1.1 Grant of License in the Store Names.

Subject to all the terms and conditions of this Agreement, Sears hereby grants to Outlet Stores, for and during the Term (as defined in Section 1.5 below), an exclusive, royalty-free, fully paid up, non-transferable and terminable right and license to operate retail stores and stores-within-a-store using the Store Names at locations in the Territory as specifically approved by

Sears in accordance with this Agreement (the “Stores”) through which the Outlet Products (as defined in Section 4(f) of the Merchandising Agreement) and the related services offered by Outlet Stores as of the Effective Date (the “Services”) will be offered and sold. Sears also grants to Outlet Stores an exclusive, royalty-free, fully paid up, non-transferable and terminable right and license to use the Stores Names to promote the Outlet Products and Services by all current and future electronic means, channels, processes, and methods, including via the Internet (collectively “Digital Methods”). Sears grants Outlet Stores the right to use the Store Names to sell the Outlet Products by Digital Methods owned or operated by Sears or its Affiliates (the “Sears Digital Methods”). If Sears or its Affiliates refuse to allow Outlet Stores to sell Outlet products by the Sears Digital Methods, Sears shall grant to Outlet Stores a license to allow Outlet Stores to sell Outlet Products on the websites identified by the Domain Names (the “Websites”).

1.2 Grant of License in the Additional Sears Marks.

Subject to all the terms and conditions of this Agreement, Sears hereby grants to Outlet Stores, for and during the Term, a non-exclusive, royalty-free, fully paid up, non-transferable and terminable right and license to use the Additional Sears Marks solely within the Territory in connection with the marketing, offering and performance of Services provided under the Additional Sears Marks.

1.3 Grant of License in the Domain Names.

Subject to all the terms and conditions of this Agreement, Sears hereby grants to Outlet Stores, for and during the Term, an exclusive, royalty-free, fully paid up, non-transferable and terminable right and license to use the Domain Names in connection with promotion of the Stores, the marketing and sale of the Outlet Products and the marketing and sale of the Services.

1.4 Further Sublicense.

Outlet Stores shall not sublicense any of the rights granted in this Agreement without Sears’ prior written consent, which Sears may withhold in its sole discretion.

1.5 Term.

The term of this Agreement and of the rights granted herein shall commence on the Effective Date and shall continue until             , 2017 (the “Term”), unless sooner terminated in accordance with the terms of this Agreement. This Agreement may be renewed upon mutual agreement of the parties. Sears reserves the right to charge a royalty for the rights granted in any renewal term.

1.6 Outlet Stores Non-Competition.

Neither Outlet Stores nor any Affiliate of Outlet Stores shall engage, assist, own any beneficial interest, or otherwise participate, in any direct or indirect capacity, in any development, ownership, operation, leasing, joint venture, licensing, sponsorship, financing, consultation or similar relationship with respect to any Sears Competitor (as defined in Section 10.3 below). “Affiliate” shall mean any entity that, at the applicable time, directly or indirectly controls, is controlled with or by or is under common control with, a party. Notwithstanding the foregoing, only subsidiaries of Sears Holdings Corporation will be deemed to be Affiliates of Sears for purposes of this Agreement. Outlet Stores shall not perform any act that Sears could reasonably believe would be adverse to Sears’ legitimate business interests pursuant to this Agreement.

1.7 Restrictions on Sales.

Outlet Stores acknowledges that it is bound by the terms and conditions of Section 12(a)(iii)(B) of the Merchandising Agreement.

1.8 Sears Non-Competition. Sears acknowledges that it is bound by the terms and conditions of Section 9(c) of the Merchandising Agreement.

ARTICLE II

CERTAIN OBLIGATIONS OF OUTLET STORES

2.1 Site Selection.

Outlet Stores shall be responsible for the selection of suitable sites for the Stores. The Stores existing as of the Effective Date are set forth on Exhibit E. Outlet Stores acknowledges that it is bound by the terms and conditions of Section 9(b) of the Merchandising Agreement.

2.2 Promotion and Goodwill; Standards of Conduct.

Outlet Stores shall use its best efforts to promote the Stores, the Websites, the Outlet Products and the Services in the Territory and to promote and maintain goodwill toward Sears, the Stores and the Websites. In all dealings with customers, prospective customers, suppliers and the public, Outlet Stores shall adhere to the highest standards of honesty, integrity, fair dealing and ethical conduct.

2.3 Insurance.

Outlet Stores shall obtain and maintain at its own cost occurrence based Commercial General Liability Insurance, including but not limited to products, completed operations and contractual liability, in amounts not less than $5,000,000.00 per occurrence, naming the individuals and entities listed on Exhibit F as additional insureds. This insurance must be primary to any of Sears’ coverage. Outlet Stores will furnish certificate(s) of insurance upon execution of this agreement, and within 15 days of any insurance renewals. All of the insurance policies specified in this section must contain a provision that such policies may not be cancelled or materially altered without 30 days prior written notice to Sears. All insurance carriers for the insurance coverage referred to in this section must be listed in the current Best’s Insurance Guide as possessing a minimum policyholders rating of “A” and a financial category of “VI” ($25,000,000 to $50,000,000). Outlet Stores shall from time to time, upon reasonable request by Sears, promptly furnish or cause to be furnished to Sears, evidence of the maintenance of the insurance required by this section which comprises a copy of the insurance certificate and proof of premium payments in the form of a premium receipt for the most recent payment.

All insurance notification is to be made to:

2.4 Compliance with Law.

a. Anti-Corruption and Anti-Bribery. Outlet Stores acknowledges that The Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§78dd-1, et. seq. (the “FCPA”) applies to Outlet Stores’ business relationship with Sears and that national or regional anti-corruption or anti-bribery laws may apply to either Outlet Stores or Outlet Stores’ business relationship with Sears (together with the FCPA, the “Anti-Corruption Laws”). Outlet Stores represents and warrants that (i) Outlet Stores and its Personnel do and shall comply with all applicable Anti-Corruption Laws; (ii) Outlet Stores has not and shall not conducted business with any individual or entity listed by the U.S. Government on any U.S. Government watch lists, including the U.S. Office of Foreign Assets Control security watch lists.; and (iii) all Personnel shall receive periodic training on compliance with the Anti-Corruption Laws. No later than January 1st of each year and as otherwise requested by Company, Outlet Stores shall certify in a form satisfactory to Sears that this Section 2.4a remains true, accurate and correct. Outlet Stores shall fully cooperate with Sears in any ethics and compliance investigation, including any investigations related to the Anti-Corruption Laws, and with any governmental inquiry or investigation related to the Anti-Corruption Laws, and unless prohibited from doing so, will promptly notify Sears of any such investigation. “Personnel” means the officers, directors, employees, agents, suppliers, licensors, licensees, contractors, subcontractors, and other representatives, from time to time, of (i) the applicable entity, (ii) as to Sears, its Affiliates, and (iii) as to Outlet Stores, its Affiliates.

b. Outlet Stores shall comply with all applicable laws, regulations, standards and decrees of any governmental authorities in the Territory in connection with its performance under this Agreement, including but not limited to commercial electronic mail communication laws and export control and anti-boycott laws, and shall obtain all governmental approvals, permits, licenses and other authorizations necessary or appropriate for Outlet Stores to perform their obligations under this Agreement.

2.5 Expenses.

Unless otherwise expressly provided in this Agreement, any and all expenses, costs and charges incurred by Outlet Stores in the performance of any of its obligations under this Agreement shall be borne and paid for by Outlet Stores, without any right of contribution or reimbursement from Sears.

ARTICLE III

STORE OPERATIONS AND PROMOTION

3.1 Store Names.

a. Use of Store Name.

Outlet Stores shall operate the Stores only under the Store Names written in styles and typefaces and accompanied by logos and symbols only as specifically authorized by Sears in writing. Sears hereby approves the logos used by Outlet Stores as of the Effective Date. Outlet Stores shall use the full Store Name on all stationery, business cards, signage, sales receipts, vehicles for Store use, Store fronts, advertising and correspondence with or to customers and potential customers of the Store unless otherwise authorized by Sears in writing. Outlet Stores may use any of the Store Names (but not the SEARS Service Mark alone) as Outlet Stores’ company name or fictitious business name on checks, check blanks and bank accounts used solely for the operation of the Stores. Notwithstanding the foregoing, Outlet Stores may use the SEARS Service Mark alone (i.e., not as part of a Store Name) as an abbreviated version of the Store Name only on the primary signage-outside the Store and the inventory of in-store signage and point of purchase material in the possession of Outlet Stores on the Effective Date, provided, however, that Outlet Stores shall post signs as required by Section 3.1(b) below.

b. Additional Statement.

All printed material bearing a Store Name and all printed advertising of the Stores or the Website shall also expressly state in the appropriate language: “Sears Outlet Stores are independently owned and operated under license from Sears, Roebuck and Co.” and “The SEARS mark is a service mark of Sears Brands, LLC.” In addition, Outlet Stores shall post a clear and conspicuous sign on the front of every Store stating in the appropriate language: “Sears Outlet Stores. Independently owned and operated by Sears Outlet Stores, L.L.C.”

3.2 Operating Standards.

Outlet Stores shall comply with the Operating Policies and Procedures set forth in Exhibit G, as they may be modified by Sears or Sears Brands from time to time (the “Operating Standards”). Outlet Stores acknowledges that Sears is providing the Operating Standards document to Outlet Stores solely for use by Outlet Stores in performing its obligations under this Agreement.

3.3 Advertising Review.

Outlet Stores shall advertise the Stores and the Websites and shall use promotional materials with respect thereto but shall do so only as expressly permitted under this Agreement and pursuant to such other instructions as may be given by Sears in writing from time to time. Unless otherwise agreed in a writing signed by both parties, Outlet Stores shall submit to Sears for its review and approval, prior to publication and at least on a quarterly basis, all marketing materials created by Outlet Stores for the Stores and the Websites, including newspaper, magazine and website advertising, television and radio tapes, Store signage, display billboards and any and all other materials on which any of the Marks (as defined in Section 4.1 below) appear. Sears’ approval of marketing materials is limited to the use of the Marks in connection with the materials and shall not be deemed to constitute approval of the materials’ appropriateness or compliance with any applicable law in the Territory.

3.4 Advertising Reports.

Within thirty (30) days after July 31 and January 31 of each calendar year during the Term, Outlet Stores shall provide, at its sole expense, a written report to Sears outlining Outlet Stores’ advertising and promotion efforts and the materials used by Outlet Stores for advertising and promotion purposes during the pertinent period. This report shall be in such format as specified by Sears from time to time and shall contain the following information:

a. Method of advertising (e.g., signs, newspapers, magazines, website, television and radio commercials);

b. Location of advertising (e.g., specific addresses and locations in the case of signs, use in the Store and specific website and radio and television stations); and

c. Representative samples of all advertising actually run (e.g., newspaper and magazine ads, tapes of radio and television commercials and/or photographs of signs and billboards).

3.5 Electronic Mail Opt-Outs.

Each party shall maintain a list of electronic mail addresses that have opted out of receiving electronic mail messages from its SEARS-branded businesses (each an “Opt-Out List”). At least once per week, or as often as may be necessary in order to comply with the Can-Spam Act of 2003 or any analogous law in any other territory having jurisdiction over each party’s commercial email operations, each party shall send the other its Opt-Out List. Each party shall add to its Opt-Out List all email addresses that appear on the other party’s Opt-Out List and not already on its Opt-List.

ARTICLE IV

MARKS

4.1 Ownership.

Except as otherwise expressly provided in this Agreement, Sears Brands reserves all rights in and to: (a) the Store Names, (b) the SEARS Service Mark, (c) the Additional Sears Marks and (d) the Domain Names. The Store Names, SEARS Service Mark, Additional Sears Marks and the Domain Names are referred to collectively in this Agreement as the “Marks.” Outlet Stores acknowledges that the goodwill associated with the Marks has inherent value. Any and all use of any Marks inures to the benefit of Sears Brands, and this Agreement does not confer on Outlet Stores any goodwill or ownership interests in any Marks. Outlet Stores shall have no rights in any of the Marks other than the limited right to use the Marks solely to market and sell the Outlet Products and Services in the Stores and through the Digital Methods in accordance with the terms of this Agreement.

4.2 Use of Marks.

Outlet Stores shall comply at all times with any instructions provided in writing by Sears from time to time regarding use of any Store Name and all other Marks. Outlet Stores shall use the Marks only as expressly authorized in this Agreement and shall take all necessary steps to preserve the goodwill, prestige and reputation associated with the Marks. Outlet Stores acknowledges that Sears may, from time to time, issue additional guidelines or instructions regarding the use of the Marks, and Outlet Stores shall comply with any such guidelines and instructions. Outlet Stores further acknowledges that upon expiration or termination of this Agreement, no monetary value shall be attributable to any goodwill associated with the use of the Marks by Outlet Stores. Upon expiration or termination of this Agreement, Outlet Stores shall remove any Mark from any corporate, fictitious or trade name or from any prefix, suffix or other modifying trademarks, logos, words, terms, designs or symbols. Outlet Stores shall obtain such licenses, permits and authorizations relating to its use of the Marks as may be necessary or advisable under the laws of the Territory.

4.3 Quality Control.

a. Quality Control Obligation. Outlet Stores acknowledges that the reputation of Sears is based on the sale of high quality products and services offered under the Marks. Outlet Stores shall only use the Marks in connection with high-quality Outlet Products and Services. Outlet Stores shall cooperate and comply in good faith with all commercially reasonable quality control measures undertaken by or at the request of Sears in order to preserve or protect the integrity of the Marks. Sears recognizes that Outlet Stores has used the Marks for many years in connection with the operation of the Stores and the Websites and during that period has used the Marks in connection with Outlet Products and Services found to be of acceptable quality. Sears further recognizes that Outlet Stores has in place, Outlet Stores shall maintain throughout the Term, an effective system for evaluating, monitoring and ensuring continuing quality of the Outlet Products and Services. The Outlet Products and Services that are at least of equal quality to Outlet Products and Services as of the Effective Date shall generally be considered to comply with this Section 4.3, subject to changing market conditions or expectations.

b. Notice of Non-Compliance. If Sears determines that Outlet Stores is not in compliance with this Section 4.3, Sears may notify Outlet Stores of such non-compliance (“Notice of Non-Compliance”). A Notice of Non-Compliance from Sears shall be in writing and shall set forth with sufficient particularity a description of the nature of the non-compliance and any requested action for curing such non-compliance. Additionally, Outlet Stores shall promptly notify Sears of any non-compliance on the part of Outlet Stores. Upon Outlet Stores’ receipt of a Notice of Non-Compliance, or Sears’ receipt of a voluntary notice of non-compliance, Outlet Stores shall promptly correct the issues identified in such notice (“Quality Issues”), by enacting the cure mechanisms contained in Sections 4.3b.(i) through 4.3b.(iv).

(i) Cure Plan. Outlet Stores shall use reasonable efforts to cure or otherwise resolve all Quality Issues as soon as possible. In the event that the Quality Issues identified in a Notice of Non-Compliance cannot be cured or otherwise resolved with thirty (30) days from receipt of such notice, Outlet Stores shall submit to Sears a written plan to correct such Quality Issues (“Cure Plan”) within sixty (60) days after receipt of such Notice of Non-Compliance. For Quality Issues identified by Outlet Stores in a voluntary notice of non-compliance, such Cure Plan shall accompany Outlet Stores’ notice.

(ii) Cure Plan Approval. After Outlet Stores submits its Cure Plan to Sears, the parties shall appoint a representative to promptly review and discuss in good faith the proposed Cure Plan.

(iii) Initial Cure Period. Once Sears, in its sole but good faith discretion, has approved the Cure Plan (“Cure Plan Approval”), Outlet Stores shall have a 120 day cure period, or a longer period as approved by Sears on a case-by-case basis in its sole but good faith discretion (“Initial Cure Period”) from Cure Plan Approval to correct the Quality Issues.

(iv) Additional Cure Period. If the Quality Issues are not capable of being cured, or the Cure Plan is not capable of being completely executed, within the Initial Cure Period or the quality Issues otherwise remain uncured after the expiration of the Initial Cure Period, Sears and Outlet Stores shall each appoint a representative to promptly negotiate in good faith additional or other cure plans (“Additional Cure Plan”) for a different or additional cure period (“Additional Cure Period”) that may be reasonably necessary to correct such Quality Issues. If the parties are unable to agree on an Additional Cure Plan or Additional Cure Period, Sears shall, in its sole but good faith discretion, determine such Additional Cure Plan or Additional Cure Period.

(v) Effect of Non-Compliance. If the Quality Issues have not been cured to Sears’ satisfaction or the Quality Issues remain otherwise uncured after the time period provided for in the Initial Cure Period and any Additional Cure Period(s), such Quality Issues shall be deemed uncured (“Uncured Quality Issues”). In that case, Outlet Stores shall cease use of the Marks on or in connection with the Outlet Products, Services or activities that are the subject of the Uncured Quality Issues as soon as reasonably practicable but in no event later than six (6) months after such Quality Issues are determined to be Uncured Quality Issues with regard to use for marketing materials and one (1) year with regard to all use on Outlet Products or Services.

4.5 Avoidance of Adverse Actions.

Outlet Stores shall refrain from taking any action that would jeopardize or impair the ownership, legality and/or enforceability of any of the Marks. In addition, Outlet Stores shall not use, advertise, promote, or register any trademark, service mark, trade name or domain name that is confusingly similar to any of the Marks or any contraction or abbreviation thereof.

4.6 Infringement.

Outlet Stores shall notify Sears, within ten (10) days after Outlet Stores becomes aware thereof, of: (a) any use or registration of any word or phrase, symbol, logo or design, or any combination of any of the foregoing that might constitute infringement of any of the Marks, (b) any claim of any rights in any Mark or in any confusingly similar trademark or service mark, and (c) any action, publication or statement that might be adverse or detrimental to Sears’ or Sears Brands’ rights in the Marks or that might dilute or impair the value of any of the Marks. Sears and/or Sears Brands shall have the exclusive right to bring or defend all actions or proceedings relating to the Marks, and Outlet Stores shall cooperate fully with Sears and Sears Brands in the prosecution or defense of such actions. Neither Sears nor Sears Brands shall have any obligation to bring any action relating to the Marks, and failure by Sears and/or Sears Brands to bring any action relating to the Marks shall not be construed as a breach of this Agreement or waiver of any right reserved by Sears or Sears Brands. Outlet Stores shall execute all documents, testify truthfully and provide evidence in connection with any action or proceeding relating to the Marks as may be reasonably required by Sears or Sears Brands.

4.6 Change in Scope.

Outlet Stores may request in writing an expansion of the scope of the licenses granted under this Agreement to include new trademarks, service marks or other proprietary designations; new products or services; new retail formats or business models; and/or new jurisdictions. Sears may approve or reject such expansion request in its sole discretion. If Sears approves such expansion request, Sears reserves the right to charge a royalty for the expanded rights.

4.7 Co-Branding.

Outlet Stores shall not co-brand the Marks with any other third party trademark or service mark without Sears’ prior written consent.

ARTICLE V

DEFENSE AND INDEMNIFICATION

5.1 Defense and Indemnification by Outlet Stores.

Outlet Stores shall defend, indemnify and hold harmless Sears and Sears Brands and their respective directors, officers, employees, Affiliates, agents and contractors from and against any and all alleged and actual claims, liabilities, damages, penalties, losses, actions, lawsuits, proceedings, costs or expenses (including, but not limited to court costs and attorneys’ fees), (collectively “Claims”), even though such Claims may be false, fraudulent or groundless, arising out of or in connection with any death of or injury to any person, damage to any property, or any loss suffered by a third party which results or is claimed to have resulted, in whole or in part, from:

a. the operation of the Stores, including but not limited to merchandise sold, work done, services rendered, products used therein and condition of Store premises, equipment and/or vehicles;

b. any other act or omission of Outlet Stores, its Affiliates and the Personnel of each of them in connection with performance under this Agreement, including, but not limited to the advertising, storage, shipment, transport, delivery, installation, adaptation, conversion, warranty, repair or servicing of any Outlet Product;

c. any violation by Outlet Stores (or its Affiliates or the Personnel of each of them) of any Anti-Corruption Law;

d. any actual or alleged infringement of any copyright, patent or claim of patent rights, or any trademark, service mark, trade name or other identifying mark, slogan or proprietary trade dress, other than the Marks;

e. latent or patent defect in any Outlet Product not purchased by Outlet Stores from Sears or its Affiliates;

f. any actual or alleged failure of the Stores, the Websites or any of the Outlet Products not purchased from Sears or its Affiliates to comply with any law, statute, ordinance, administrative order, rule, or regulation in force in the Territory;

g. Outlet Stores’ use of any Mark other than in accordance with the terms of this Agreement; and

h. any lack of validity or enforceability of this Agreement caused by Outlet Stores.

Outlet Stores shall use counsel satisfactory to Sears and Sears Brands in the defense of any such claims, and in the event of any actual or potential conflict of interest between Sears and Outlet Stores in the defense of any such claim, Sears may engage its own counsel at Outlet Stores’ expense. Outlet Stores shall not enter into any settlement with respect to any such claims without the prior written consent of Sears and without obtaining a release of all claims against Sears and Sears in a form approved in writing by Sears. This Section 5.1 shall survive any termination or expiration of this Agreement. The parties acknowledge all indemnification obligations for Claims relating to Outlet Products purchased by Outlet Stores from Sears or its Affiliates are governed by Section 14 of the Merchandising Agreement.

5.2 Defense and Indemnification by Sears.

Sears shall defend, indemnify and hold harmless Outlet Stores and its respective directors, officers, employees, Affiliates, agents and contractors from and against any and all Claims arising out of any death of or injury to any person, damage to any property, or loss suffered which results or is claimed to have resulted, in whole or in part, from:

a. claims by third parties that Outlet Stores’ use of the Marks in accordance with this Agreement constitutes trademark, service mark or trade dress infringement, dilution, unfair competition, misappropriation or false/misleading advertising;

b. any third party claims as to the lack of validity or enforceability of (i) the registrations of the Marks or (ii) Sears’ or its Affiliates’ ownership rights in the Marks; and

c. any lack of validity or enforceability of this Agreement caused by Sears.

Outlet Stores shall not, however, be entitled to recover for Outlet Stores’ own lost profits. This Section 5.2 shall survive any termination or expiration of this Agreement.

ARTICLE VI

RECORDKEEPING; INSPECTION AND AUDIT RIGHTS

6.1 Records.

Outlet Stores shall maintain and preserve, at Outlet Stores’ sole expense, full, complete and accurate books, records and accounts for a period of two (2) years after the date of their preparation or such longer period as may be required by the Operating Standards or any applicable law in the Territory. Such records may be compiled on computer discs and shall include but are not necessarily limited to: copies of all employee records, sales, invoices, cash receipts, service records, purchase records, accounts payable, cash disbursement records, inventory records, general ledgers, itemized bank deposit slips and bank statements, corporate records (include minute books), copies of sales tax returns and copies of Outlet Stores’ income tax returns, records relating to Anti-Corruption Law compliance.

6.2 Reporting Requirements.

Outlet Stores shall furnish to Sears within thirty (30) days after the end of each calendar quarter (or portion thereof) during the Term a report signed and verified by Outlet Stores accurately stating the gross and net revenues of the Stores or the Websites during the preceding calendar quarter. Outlet Stores shall furnish to Sears any other books, records and accounts that Sears may reasonably request.

6.3 Inspection and Audit Rights.

To determine whether Outlet Stores is complying with this Agreement and/or all applicable specifications and quality standards, Sears (or any party designated by Sears) shall have the right at any reasonable time and with at least five (5) days prior notice to Outlet Stores to: (a) inspect the Stores, including areas beyond the sales floor, and any locations where any Services are offered or performed; (b) inspect all Outlet Products offered by Outlet Stores not purchased from Sears or its Affiliates; (c) observe Outlet Stores’ sales practices and Outlet Stores’ employees or agents in the performance of their duties; (d) inspect all of Outlet Stores’ books and records; and (e) contact and interview Outlet Stores’ customers and potential customers. Upon at least five (5) days prior notice to Outlet Stores, Sears (or a party designated by Sears) shall have the right to inspect, audit and copy any or all of the records described in Section 6.1 above. Outlet Stores shall cooperate fully in any such inspection or audit.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

7.1 Outlet Stores represents and warrants to Sears that:

a. Company Status. Outlet Stores is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority to enter into and perform its obligations under this Agreement, to carry on its business and to own and lease properties as required for Outlet Stores’ full performance under this Agreement.

b. Authorization of Signatory. The person executing this Agreement on behalf of Outlet Stores has been duly authorized to perform such actions on behalf of Outlet Stores.

c. No Violations. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein: (a) will not violate Outlet Stores’ Certificate of Organization, Limited Liability Company Agreement or any other charter document of Outlet Stores; (b) will not constitute or create a violation of or default under, or result in the creation or imposition of any lien, security interest or encumbrance under, any contract, agreement, loan, note, mortgage, security agreement, deed to secure debt, guaranty, lease (capital or operating) or any other document, instrument or arrangement; and (c) will not violate or contravene any judicial or administrative decree, rule or order to which Outlet Stores is a party or by which Outlet Stores or any of their respective properties or businesses may be bound.

d. No Adverse Proceedings. There is no arbitration, litigation, administrative proceeding, proposed legislation, government investigation or any other suit, action or proceeding pending against Outlet Stores as of the Effective Date that would adversely affect the ability of Outlet Stores to enter into or perform their obligations under this Agreement or would have a material adverse effect on the business, prospects, finances or reputation of Outlet Stores, if determined adversely to any of them. Further, neither Outlet Stores is the subject of any pending bankruptcy, insolvency, receivership or similar proceeding, nor is it a party to, subject to, or in default in any material respect under, any writ, injunction, decree judgment, award, determination, directive or demand of any arbitrator, court or governmental agency or instrumentality.

e. No Defaults. Outlet Stores is not in default under any deed of trust, mortgage, lease, security agreement, note, preferred stock, bond, indenture, guaranty or other instrument or security issued by Outlet Stores.

f. Accuracy of Information. All information provided by Outlet Stores in connection with this Agreement is true, correct and complete.

7.2 Sears represents and warrants to Outlet Stores that:

a. Company Status. Sears is a corporation, duly organized, validly existing and in good standing under the laws of the State of New York and has all necessary power and authority to enter into and perform its obligations under this Agreement, to carry on its business and to own and lease properties as required for Sears’ full performance under this Agreement.

b. Authorization of Signatory. The person executing this Agreement on behalf of Sears has been duly authorized to perform such actions on behalf of Sears.

c. No Violations. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein: (a) will not violate Sears’ Articles of Incorporation, by-laws or any other charter document of Sears; (b) will not constitute or create a violation of or default under, or result in the creation or imposition of any lien, security interest or encumbrance under, any contract, agreement, loan, note, mortgage, security agreement, deed to secure debt, guaranty, lease (capital or operating) or any other document, instrument or arrangement; and (c) will not violate or contravene any judicial or administrative decree, rule or order to which Sears is a party or by which Sears or any of their respective properties or businesses may be bound.

d. No Adverse Proceedings. There is no arbitration, litigation, administrative proceeding, proposed legislation, government investigation or any other suit, action or proceeding pending against Sears as of the Effective Date that would adversely affect the ability of Sears to enter into or perform their obligations under this Agreement or would have a material adverse effect on the business, prospects, finances or reputation of Sears, if determined adversely to any of them. Further, neither Sears is the subject of any pending bankruptcy, insolvency, receivership or similar proceeding, nor is it a party to, subject to, or in default in any material respect under, any writ, injunction, decree judgment, award, determination, directive or demand of any arbitrator, court or governmental agency or instrumentality.

e. No Defaults. Sears is not in default under any deed of trust, mortgage, lease, security agreement, note, preferred stock, bond, indenture, guaranty or other instrument or security issued by Sears.

f. Accuracy of Information. All information provided by Sears in connection with this Agreement is true, correct and complete.

ARTICLE VIII

NO IMPLIED WARRANTIES; LIMITATION OF LIABILITY

8.1 DISCLAIMER OF WARRANTY.

EXCEPT AS EXPRESSLY SET FORTH HEREIN (AND EXCEPT AS MAY BE REQUIRED BY LAW), SEARS EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESSED OR IMPLIED, IN CONNECTION WITH THE MARKS AND THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. ALL MATERIALS PROVIDED HEREUNDER ARE PROVIDED “AS IS” AND “WITH ALL FAULTS”.

8.2 LIMITATION OF LIABILITY.

SEARS SHALL NOT BE LIABLE TO OUTLET STORES OR ITS AFFILIATES, DIRECTORS, OFFICERS, CUSTOMERS OR EMPLOYEES (COLLECTIVELY, “OUTLET STORES PARTIES”) FOR ANY INDIRECT, SPECIAL, INCONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME) ARISING FROM ANY CLAIM RELATING DIRECTLY OR INDIRECTLY TO THIS LICENSE AGREEMENT, WHETHER A CLAIM FOR SUCH DAMAGES IS BASED ON WARRANTY, CONTRACT, TORT (INCLUDING, WITHOUT LIMITATION, NEGLIGENCE OR STRICT LIABILITY), EVEN IF AN AUTHORIZED REPRESENTATIVE OF SEARS HAS BEEN ADVISED OF THE LIKELIHOOD OR POSSIBILITY OF SAME.

ARTICLE IX

TERMINATION

9.1 Termination for Breach.

a. Subject to the next sentence, (a) Sears or Outlet Stores may terminate this Agreement in the event of a material breach of this Agreement by the other Party if the breach is curable by the breaching Party and the breaching Party fails to cure the breach within 30 days following its receipt of written notice of the breach from the non-breaching Party. If the breach is not curable by the breaching Party, the non-breaching Party may immediately terminate this Agreement following the non-breaching Party’s delivery of notice to the breaching Party.

b. Sears may terminate this Agreement if a Change in Control occurs.

9.2 Termination in Response to Termination of Other Separation Agreements.

Sears or Outlet Stores may terminate this Agreement (whichever party is entitled to terminate, the “Terminating Party”) effective immediately upon 30-days’ advance written notice to the other party if (a) the Terminating Party or any of its Affiliates terminates the Separation Agreement dated as of             , 2012 between SHC and SHO (the “Separation Agreement”) as a result of a material breach of, or a material default by, the other party or its Affiliates of their obligations in the Separation Agreement, (b) the Terminating Party or any of its Affiliates terminates any of the License Agreements in accordance with its terms as a result of a material breach of, or a material default by, the other party or its Affiliates of their obligations in the License Agreement, or (c) the Terminating Party or any of its Affiliates terminates the Merchandising Agreement in accordance with its terms as a result of a material breach of, or a material default by, the other party or its Affiliates of their obligations in the Merchandising Agreement. “License Agreements” means the following, each dated as of the Effective Date: the Store License Agreement between Sears Authorized Hometown Stores, L.L.C. and Sears; the Store License Agreement between Sears Home Appliance Showrooms, LLC and Sears; and the Trademark License Agreement between SHO and Sears.

9.3 Consequences of Termination.

Upon any expiration or termination of this Agreement for any reason whatsoever, the following provisions shall apply:

a. Termination of License. The licenses granted under Sections 1.1, 1.2 and 1.3 shall immediately and automatically terminate and Outlet Stores shall cease using the Store Name, all other Marks and all Confidential Information of Sears immediately upon such termination or expiration, except as otherwise expressly authorized under this Section 9.3 or by Sears in writing. Outlet Stores shall take all necessary action to change the Store Names and its fictitious business name and/or registered trade name to omit the SEARS Service Mark and all other words that may be confusingly similar to the SEARS Service Mark or any other Mark. Outlet Stores shall return to Sears immediately upon such termination or expiration the Operating Standards document and all copies thereof together with all documentation prepared by or on behalf of Outlet Stores that is derived from or based on such documents or any other Confidential Information of Sears. Within sixty (60) days after the date of any termination or expiration of this Agreement, Outlet Stores shall furnish Sears with evidence reasonably satisfactory to Sears demonstrating Outlet Stores’ compliance with the foregoing obligations.

b. Representation. After the date of such expiration or termination, Outlet Stores shall not represent or hold itself out as a retailer authorized by Sears or one of its Affiliates or otherwise engage in any practices which might make it appear that Outlet Stores is still authorized to operate any Store or use any Mark.

c. No Compensation. Outlet Stores acknowledges and agrees that no indemnities or compensation of any kind shall be due to Outlet Stores as a result of the termination or expiration of this Agreement. In particular, Outlet Stores waives any claim it may have or acquire against Sears for any expenses incurred by it in preparing for and pursuing its operation of the Stores, including but not limited to the engagement of any employees or contractors; the rental, purchase, furnishing or remodeling of any facilities; the rental, purchase or other acquisition of equipment; and the development, purchase and/or dissemination of any advertisements or promotional materials.

d. Liability for Pre-Termination Actions. Nothing herein shall be construed to relieve Outlet Stores of any obligation with respect to Outlet Products purchased, liabilities incurred or other activities undertaken in connection with the Stores prior to the date of such expiration or termination, including but not limited to Outlet Stores’ defense and indemnity obligations, and such obligations shall survive any such termination or expiration.

e. Covenant Not to Compete. If this Agreement is terminated by Sears, Outlet Stores agrees that, for a period of one (1) year after the date of such termination, neither Outlet Stores nor any Outlet Stores Party shall engage, assist, own any beneficial interest or otherwise participate, in any direct or indirect capacity, in any development, ownership, operation, leasing, joint venture, licensing, sponsorship, financing, consultation or other relationship with respect to any Sears Competitor (as defined in Section 10.3 below). The foregoing shall not apply in the event of termination due to war or political uprising.

f. Consent to Termination Provisions. Both parties expressly and unconditionally agree that each and every cause of termination under this Agreement is contracted to freely and constitute a breach of the essential obligations of this Agreement by the party in breach.

g. Survivability. All provisions of this Article IX shall survive any termination or expiration of this Agreement.

ARTICLE X

RELATIONSHIP; ASSIGNABILITY

10.1 Relationship.

Sears and Outlet Stores are acting as independent contractors under this Agreement, and Outlet Stores is not an employee or agent of Sears. Nothing herein is intended to make either party a general or special agent, legal representative, subsidiary, joint venturer, partner, franchiser or franchisee, fiduciary, employee or servant of the other for any purpose. Outlet Stores is not authorized or empowered (i) to act as an agent for Sears; (ii) to enter into agreements, transact business or incur obligations for or on behalf of Sears; (iii) to accept legal service of process for or on behalf of Sears; or (iv) to bind Sears in any manner whatsoever. Outlet Stores shall not do or omit to do anything that might imply or indicate that Outlet Stores is an agent, representative, branch, division, or Affiliate of Sears or that Sears or its Affiliates in any manner either directly or indirectly, own, control or operate any of the Stores or the Websites or are in any way responsible for Outlet Stores’ acts or obligations.

10.2 Assignability.

Outlet Stores acknowledges that its rights and duties under this Agreement are personal and that Sears has entered into this Agreement and granted the license in reliance upon Sears’ perceptions of the character, business skill, aptitude and financial capacity of Outlet Stores. Accordingly, Outlet Stores shall not assign its rights or duties under this Agreement without Sears’ prior written consent.

10.3 Definition of Change of Control.

“Change in Control” means the occurrence of any transaction or event, whether voluntary or involuntary, that results in a Sears Competitor becoming, or as a consequence of which a Sears Competitor becomes, directly or indirectly, at any time after the date of this Agreement and by whatever means, the beneficial owner of more than 50% of Outlet Stores’ membership interests or 50% of the total voting power of outstanding securities entitled to vote in, or carrying the right to direct the voting with respect to, directly or indirectly and by whatever means the election of the board of directors of SHO or any of its subsidiaries. “Sears Competitor means, solely for purposes of this Agreement and for no other purpose, Amazon.com, Inc., Best Buy Co., Inc., hhgregg, Inc., The Home Depot, Inc., Lowe’s Companies, Inc., Target Corporation, Tractor Supply Co., Wal-Mart Stores, Inc., each other retailer that competes in any material respect with Sears’ major home appliance business or Sears’ power lawn and garden business, and the Sears Competitor Affiliates of each of them. “Sears Competitor Affiliates” means each individual or entity that directly or indirectly, and by whatever means, controls, is under common control with, or is controlled by, a Sears Competitor.

ARTICLE XI

LICENSE OPERATING COMMITTEE; DISPUTE RESOLUTION

11.1 License Operating Committee.

Sears and Outlet Stores will form a committee (the “License Operating Committee”) that will address all day-to-day operational and other issues that may arise with respect to this Agreement and all Disputes (as defined in Section 11.2 below). The License Operating Committee will discuss all of these issues and will attempt to resolve informally all Disputes in accordance with Section 11.2b. The License Operating Committee will consist of three employees of each party as designated by the party. The initial employee designees are listed on Appendix 11.1. Each party may replace one or more of its designees at any time upon notice to the other Party. Each party will promptly fill all of its License Operating Committee vacancies as they arise by notice to the other party. Unless the members of the License Operating Committee unanimously agree otherwise, the License Operating Committee will meet at least once every calendar month during the Term on the dates determined by the members of the License Operating Committee. If the members of the Merchandise Operating Committee cannot agree on a date or a time for a particular monthly meeting the meeting will occur at 1:00 p.m. Central Time on the second Thursday of the month at the offices of SHC, 3333 Beverly Road, Hoffman Estates, IL 60179 B6-D. At all times one of the members of the License Operating Committee will serve as the License Operating Committee’s Chairperson. The Chairperson will rotate among the License Operating Committee members on a monthly basis. The initial Chairperson is listed on Appendix 11.1 and the other License Operating Committee members each will serve thereafter as Chairperson, on a monthly basis, rotating between Sears’ members and Outlet Stores’ members. The Chairperson (i) will request that License Operating Committee members provide meeting agenda items and (ii) will distribute to members, at least two business days in advance of each License Operating Committee meeting, an agenda for the meeting.

11.2 Dispute Resolution.

a. License Operating Committee’s Attempt to Resolve Dispute. If a Dispute arises, neither party may cease to perform any of its obligations in this Agreement in accordance with their terms or take any formal legal action (such as seeking to terminate this Agreement, seeking mediation in accordance with Section 11.2c, or instituting or seeking any judicial or other legal action, relief, or remedy with respect to or arising out of this Agreement) unless the party has first (i) delivered a notice of dispute (the “Dispute Notice”) to all of the members of the License Operating Committee and (ii) complied with the terms and conditions of this Section 11. At the first monthly meeting of the License Operating Committee following the delivery of the Dispute Notice (the “Dispute Resolution Meeting”) the License Operating Committee will attempt to resolve all of the Disputes that are the subject of the Dispute Notice. Each party will cause its designees on the License Operating Committee to negotiate in good faith to resolve all Disputes in a timely manner. If by the 30th calendar day following the Dispute Resolution Meeting the License Operating Committee has not resolved all of the Disputes the parties will proceed to mediate the unresolved Disputes (“Unresolved Disputes”) in accordance with Section 11.2c.

b. Dispute Defined. Subject to the next sentence, “Dispute” means each claim, controversy, dispute, and disagreement between (i) on the one hand, Outlet Stores or any of its Affiliates, or any of their respective shareholders, officers, directors, agents, employees, legal representatives (including attorneys in their representative capacity), successors and assigns, and (ii) on the other hand, Sears or any of its Affiliates, employees, legal representatives (including attorneys in their representative capacity), successors and assigns, in each case arising out of or relating to a party’s performance, or failure to perform, one or more of its obligations in this Agreement. Disputes do not include claims, controversies, disputes or disagreements with respect to compliance with Article IV or payment obligations with respect to amounts due in accordance with the terms and conditions of this Agreement that are not reasonably in dispute.

c. Mediation of Unresolved Disputes. Sears and Outlet Stores will attempt to resolve all Unresolved Disputes by non-binding mediation. Sears and Outlet Stores will negotiate in good faith to determine the mediator, the mediator’s compensation and related costs, and the applicable rules for the mediation. If by the 60th day following the Dispute Resolution Meeting Sears and Outlet Stores have been unable to settle an Unresolved Dispute the obligations of Sears and Outlet Stores in this Section 11 will end with respect to the Unresolved Dispute.

ARTICLE XII

GENERAL PROVISIONS

12.1 Confidential Information.

The parties acknowledge that in the course of performing under this Agreement they may be exposed to Confidential Information owned by the other party. “Confidential Information” shall include, but is not limited to, all confidential and proprietary information, marketing, trade secrets, know-how, development data, customer information, information about the methods, operations, financial position of a party and other information and knowledge which are not commonly known and which could be used by others to the competitive disadvantage of the party that owns such Confidential Information. All Confidential Information disclosed to any other party under this Agreement shall remain the exclusive property of the disclosing party.

a. Non-disclosure of Confidential Information. Each party agrees: (i) to use its best efforts to protect the confidential nature of Confidential Information disclosed to it, including notifying its Affiliates, subsidiaries, sublicensees, distributors or anyone else with whom a party works to achieve the purposes of this Agreement of the confidential nature of such Confidential Information; (ii) prior to receiving any such Confidential Information, to use its best efforts to have anyone with whom a party works to achieve the purposes of this Agreement sign a confidentiality agreement containing restrictions on the use and disclosure of such Confidential Information no less restrictive than those contained herein; (iii) except as provided in this Agreement or as required by law or court order, not to disclose to third parties or copy any Confidential Information or allow any third party access to such Confidential Information without first obtaining the disclosing party’s written consent; and (iv) not to use, or permit others to use, any Confidential information disclosed to it except for the purposes set forth herein.

Outlet Stores further agrees that that it will not, without the prior written permission of Sears, which permission shall be given, if at all, in Sears’ sole discretion: (i) directly or indirectly utilize Confidential Information in its own business; (ii) manufacture and/or sell any product that is based in whole or in part on such Confidential Information; or (iii) disclose such Confidential Information to any third party.

b. Compelled Disclosure. In the event a party is required by law or court order to disclose any Confidential Information of the disclosing party, that party shall: (i)

notify the disclosing party in writing as soon as possible, but in no event less than thirty (30) calendar days prior to any such disclosure; (ii) cooperate with the disclosing party to preserve the confidentiality of such Confidential Information consistent with applicable law; and (iii) use its best efforts to limit any such disclosure to the minimum disclosure necessary to comply with such law or court order.

12.2 Force Majeure.

Neither party hereto shall be liable for any failure, inability, or delay of performance under this Agreement if such failure, inability or delay results directly from the acts of any government (including its laws, rules, orders, ordinances, and regulations), currency and/or exchange controls, accidents, fires, insurrection, wars, strikes, floods, winds, or other natural disasters, sabotage, breakdown of machinery, failure in sources of supply, or any other cause beyond the reasonable control of such party.

12.3 Construction.

All headings and titles used to identify the sections of this Agreement are for the convenience of the parties and shall not be used in construing or interpreting the provisions of this Agreement.

12.4 Entire Agreement.

This Agreement, together with all Exhibits hereto (which are incorporated herein by this reference), is intended as the complete, final and exclusive statement of the terms of this Agreement between Outlet Stores and Sears with regard to the subject matter hereof, and supersedes all prior oral and written agreements, understandings, commitments, negotiations and practices between the parties relating to such subject matter. Nothing in this Agreement is intended, nor shall be deemed, to confer any rights or remedies upon any person or entity not a party to this Agreement.

12.5 Amendments.

Except as otherwise expressly provided in this Agreement, no modification or amendment of this Agreement shall be effective unless made in a writing executed by an authorized representative of each party hereto.

12.6 Choice of Law.

This Agreement shall be construed in accordance with, and governed by, the federal laws of the United States, including but not limited to the Lanham Act, and the internal laws of the State of Illinois, U.S.A., other than its conflict of laws principles and the Illinois Franchise Disclosure Act. This Agreement shall not be subject to any of the provisions of the United Nations Convention on Contracts for the International Sale of Goods. Subject to Section 11, the parties irrevocably submit to the venue and exclusive personal jurisdiction in the federal and state courts in Cook County, Illinois for all disputes arising out of this Agreement and waive all objections to jurisdiction and venue of such courts. The provisions of this Section 12.6 shall survive any termination or expiration of this Agreement.

12.7 Remedies; Injunctive Relief.

The rights and remedies provided herein shall be cumulative and in addition to any other rights and remedies otherwise available at law or in equity. Notwithstanding any other provision of this Agreement, each party acknowledges that any breach by a party of Article IV or Section 12.1 of this Agreement may cause the non-breaching party and its Affiliates irreparable harm for which the non-breaching party and its Affiliates have no adequate remedies at law. Accordingly, each party and its Affiliates, without complying with Section 11.2c and without the necessity to post a bond or other security, are entitled to seek injunctive relief for any such breach in any state or federal court in Chicago, Illinois, USA, and each party consents to the exclusive jurisdiction and venue in the state and federal courts in Chicago, Illinois, USA for injunctive relief purposes. Each party waives all claims for damages by reason of the wrongful issuance of an injunction and acknowledges that its only remedy in that case is the dissolution of that injunction.

12.8 Non-Waivers.

Any waiver of Sears’ rights or remedies under this Agreement shall be effective only if made in writing signed by an authorized officer of Sears. Neither any failure or delay by Sears in exercising any right or remedy, nor any single or partial exercise or waiver of any right shall preclude any other or further exercise thereof by Sears or the exercise of any other right or remedy by Sears.

12.9 Severability.

Except as expressly provided to the contrary herein, each article, section, term and condition of this Agreement shall be considered severable and if, for any reason, any provision of this Agreement is held to be invalid, contrary to or in conflict with any applicable present or future law or regulation in a final, unappealable ruling issued by any court, agency or tribunal with competent jurisdiction, such ruling shall not impair the operation of or have any effect upon, all other terms and conditions of this Agreement shall continue to be given full force and effect and bind the parties hereto. Any provision held to be invalid in such a proceeding in any jurisdiction shall be deemed to be deleted from this Agreement in such jurisdiction from the date on which the time for appeal expires or receipt by Sears of notice of non-enforcement thereof. If any provision is determined to be invalid or unenforceable in any jurisdiction, the parties shall modify such provision to the extent required to render it valid and enforceable in such jurisdiction.

12.10 Survivability.

All obligations of Sears and Outlet Stores which expressly or by their nature survive the expiration or termination of this Agreement shall continue in full force and effect after and notwithstanding the expiration or termination of this Agreement until they are satisfied in full or by their nature expire.

12.11 Notices.

All notices required or permitted to be given hereunder shall be given in writing and shall be sent by prepaid first class registered air mail, express courier, personal delivery, or facsimile to the following addresses:

Sears shall be addressed at:

Sears, Roebuck and Co.

3333 Beverly Road, Mail Station: [            ]

Hoffman Estates, Illinois 60179

Attn:

Facsimile: (847) 286-

With a copy to:

Sears Holdings Management Corporation

3333 Beverly Road

Hoffman Estates, Illinois 60179

Attn: General Counsel

Facsimile: (847) 286-2471

Outlet Stores shall be addressed at:

Sears Outlet Stores, L.L.C.

3333 Beverly Road, Mail Station: [            ]

Hoffman Estates, Illinois 60179

Attn.: [President]

Facsimile: (847) 286-[            ]

In the case of notice by facsimile transmission, notice shall be confirmed immediately by prepaid courier service. All notices shall be effective upon receipt when delivered at the address so specified; provided, however, that any notice sent by mail or courier shall be deemed to have been received ten (10) days after dispatch, and any notice sent by facsimile transmission shall be deemed to have been received when such facsimile is confirmed electronically. Any party may change the address to which notices are to be sent by so notifying the other party in writing in the manner provided herein.

12.12 Counterparts.

This Agreement may be executed in multiple counterparts and by facsimile, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused their authorized representatives to execute this Agreement as of the Effective Date.

SEARS, ROEBUCK AND CO.	SEARS OUTLET STORES, L.L.C.

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT A

TO LICENSE AGREEMENT

STORE NAMES

Country	Mark	Status	Reg./App. No.	Reg./App. Date	Goods / Services
United States	SEARS OUTLET STORE	N/A			Retail store services

EXHIBIT B

TO LICENSE AGREEMENT

ADDITIONAL SEARS MARKS

EXHIBIT C

TO LICENSE AGREEMENT

DOMAIN NAMES

www.searsoutlet.com

EXHIBIT D

TO LICENSE AGREEMENT

TERRITORY

50 United States, its territories and possessions, including Puerto Rico

EXHIBIT E

TO LICENSE AGREEMENT

EXISTING STORES

EXHIBIT F

TO LICENSE AGREEMENT

INSURED ENTITIES

•	Sears, Roebuck and Co.

•	Sears Holdings Corporation

•	Sears Holdings Management Corporation

•	Sears Brands, L.L.C.

EXHIBIT G

TO LICENSE AGREEMENT

OPERATING STANDARDS

APPENDIX 11.1

TO LICENSE AGREEMENT

LICENSE OPERATING COMMITTEE